UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      July 24, 2003

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)
Oregon (State or other jurisdiction of incorporation)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.

360 E. Jackson Street, Medford, Oregon Address of Principal Executive Office	97501 Zip Code

Registrant's telephone number including area code 541-776-6868

(Former name or former address, if changed since last report)      Not applicable

Item 7. Financial Statements and Exhibits
(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

The following Exhibits are filed as part of this Report.

Exhibit 99
Press Release

Item 9. Regulation FD Disclosure

On July 23, 2003, Lithia Motors, Inc. issued a press release, including certain forward looking statements, disclosing the declaration of its inaugural quarterly cash dividend at $0.07 per share.  All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LITHIA MOTORS, INC.
(Registrant)
Date: July 24, 2003	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts Assistant Secretary

LITHIA MOTORS INAUGURATES A QUARTERLY DIVIDEND AT $0.07 PER SHARE

MEDFORD, Ore., July 23 /PRNewswire-FirstCall/ -- Lithia Motors, Inc. (NYSE: LAD) today announced that its Board of Directors has approved payment of a dividend of $0.07 per share for the second quarter of 2003. Shareholders of record as of August 8, 2003 will receive the dividend that will be payable August 22, 2003.

Chairman and Chief Executive Officer, Sidney B. DeBoer, stated, "The recent change in the tax law levels the playing field between dividends and share repurchases as a means to return capital to shareholders. As a result, we believe it is now advantageous to shareholders to have a dividend in place. Lithia is pleased to be able to offer an immediate and tangible return to our shareholders without reducing our market float, which occurs when we repurchase shares. We expect to recommend to the Board the approval of a cash dividend each quarter."

"The company has produced strong cash flows on a consistent and long-term basis even during the difficult economic period of the past two years. This cash flow, together with $55 million in cash on the balance sheet and our largely unused acquisition credit line, provides us with capital to acquire over $2 billion in additional revenues in the future. This would nearly double our current size and still keep our long-term debt to total capitalization ratio below 50%. Payment of quarterly dividends should not affect our acquisition growth plans for the future."

Lithia Motors will be providing more details in its conference call scheduled for 11 a.m. PDT, July 24, 2003. The live conference call can be accessed by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com -- go to Investor Relations -- and click on the Live Conference Call icon.

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 24 brands of new vehicles and operates 75 stores and 140 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 91,478 new and used vehicles and had $2.38 billion in total revenue in 2002.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the continuation of the quarterly dividend and the ability of the company to continue to produce strong cash flows on a consistent and long-term basis and to continue to acquire new stores at the prices and over the time frame predicted.

Additional Information

For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer at 541-776-6868 (E-mail: invest@lithia.com) or Dan Retzlaff, Director Investor Relations at 541-776-6819 (dretzlaff@lithia.com) or log-on to: www.lithia.com -- go to About Lithia -- Investor Relations